EXHIBIT 99.1

Corbus Pharmaceuticals Reports 2016 Financial Results and Provides 2017 Business Update

- Q4 2016 marked by positive data from Phase 2 study of JBT-101 for the treatment of systemic sclerosis showing clear signal of clinical benefit -

- Topline data for Phase 2 cystic fibrosis study expected to be reported by the end of Q1 2017-

- Company has sufficient capital to fund its operations into the fourth quarter 2018 -

Norwood, MA (March 9, 2017) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, serious inflammatory and fibrotic diseases, announced today its financial results for the year ended December 31, 2016.

The Company also provided an update to its corporate progress, clinical status and anticipated milestones for JBT-101 (“Resunab”), its novel synthetic oral endocannabinoid-mimetic drug that is designed to resolve chronic inflammation and halt fibrosis.

In November 2016, the Company reported positive topline data results from a Phase 2 study in diffuse cutaneous systemic sclerosis (“systemic sclerosis”). Corbus recently completed a Phase 2 study of JBT-101 for the treatment of cystic fibrosis (“CF”) with topline data to be announced by the end of March 2017. JBT-101 is also being evaluated in a third Phase 2 study in skin-predominant dermatomyositis. A fourth Phase 2 study in systemic lupus erythematosus (“SLE”) is planned to commence in the second quarter of 2017. Additionally, twelve month open-label extension studies are being conducted in systemic sclerosis and skin-predominant dermatomyositis.

Recent Corporate Highlights

●	Reported positive topline results showing clear signal of clinical benefit with JBT-101 in a Phase 2 study of systemic sclerosis;

●	Conducted an end of Phase 2 meeting with the FDA in late February 2017 to discuss a proposed Phase 3 clinical program in systemic sclerosis;

●	Filed for Breakthrough Therapy Designation with the FDA for JBT-101 in the treatment of systemic sclerosis;

●	Completed a $27.2 million registered direct offering on March 3, 2017;

●	Announced the completion of Phase 2 clinical study of JBT-101 in CF supported by a $5 million development award from Cystic Fibrosis Foundation Therapeutics, Inc.;

●	Reported preclinical data demonstrating JBT-101 reduces inflammation in alveolar macrophages from CF patients;

●	Reported data from a clinical research model demonstrating JBT-101 inhibited neutrophil infiltration and resolved inflammation in the skin of healthy volunteers;

●	Commenced a one-year open-label extension to the ongoing Phase 2 study of JBT-101 in dermatomyositis; and

●	Received Orphan Designation for JBT-101 in the treatment of CF and systemic sclerosis in the European Union.

“We are very pleased with the progress we have made over the recent quarters and I am proud to report that in 2016, we achieved many significant corporate milestones and successfully advanced JBT-101 through important regulatory and clinical milestones, including the positive clinical data from our Phase 2 study of systemic sclerosis,” stated Yuval Cohen, Ph.D., Chief Executive Officer of the Company.

Expected Near-Term Milestones

●	Report topline results of the Phase 2 first in patient safety study of JBT-101 for the treatment of CF by the end of Q1 2017;

●	Submit a clinical protocol to the FDA for a Phase 3 clinical program in systemic sclerosis;

●	Complete enrollment of Phase 2 clinical study in dermatomyositis in Q1 2017;

●	Continue open-label extension studies in systemic sclerosis and dermatomyositis; and

●	Launch the Phase 2 clinical study in SLE expected in the second quarter of 2017, in collaboration with the NIH.

“We are prepared for an important year ahead as we seek to move JBT-101 into a Phase 3 clinical program in systemic sclerosis. We are moving forward from a position of financial strength enabling us to remain focused on our commitment to clinically advance JBT-101 as a potential therapy for individuals with serious inflammatory and fibrotic diseases. We look forward to reporting topline data from our Phase 2 first in patient safety study of JBT-101 in CF by the end of this month,” concluded Dr. Cohen.

Summary of Financial Results for 2016

For the year ended December 31, 2016, the Company reported a net loss of approximately $19,999,000, or a net loss per diluted share of $0.49, compared to a net loss of approximately $8,851,000, or a net loss per diluted share of $0.28 for the year ended December 31, 2015.

Collaboration revenue for the year increased by approximately $1.3 million to $1.9 million due to revenue recognized from the $5 million development award received from the Cystic Fibrosis Foundation Therapeutics, Inc. Operating expenses increased by approximately $12.4 million to $21.9 million due to increased spending for clinical studies, manufacturing costs to produce JBT-101 for clinical studies and staffing costs.

The Company’s cash and cash equivalents balance at December 31, 2016 was approximately $15.0 million and increased by $2.7 million during 2016. The Company received net proceeds of approximately $16.6 million from the issuance of common stock during fiscal 2016.

On March 2, 2017, the Company reported $39.4 million of cash on hand including the proceeds from the $27.2 million registered direct financing. The Company expects the cash on hand to fund operations into the fourth quarter of 2018, based on current planned expenditures.

About JBT-101

JBT-101 is a novel synthetic oral endocannabinoid-mimetic drug that preferentially binds to the cannabinoid receptor type 2 (CB2) expressed on activated immune cells and fibroblasts. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Preclinical and Phase 1 studies have shown JBT-101 to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in preclinical models of inflammation and fibrosis. JBT-101 is designed to trigger the production of “Specialized Pro-resolving Lipid Mediators” that activate an endogenous cascade responsible for the resolution of inflammation and fibrosis, while reducing production of multiple inflammatory mediators. In effect, JBT-101 triggers endogenous pathways to turn “off” chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic, and serious inflammatory and fibrotic diseases. The Company’s lead product candidate, JBT-101, is a novel synthetic oral endocannabinoid-mimetic drug designed to resolve chronic inflammation, and fibrotic processes. In November 2016, Corbus reported positive topline data results from a Phase 2 study in diffuse cutaneous systemic sclerosis, showing clear signal of clinical benefit with JBT-101. The Company recently completed a Phase 2 study of JBT-101 for the treatment of cystic fibrosis with topline data expected to be announced by the end of the first quarter of 2017. Additionally, JBT-101 is being evaluated in a Phase 2, 12-month open-label extension study in systemic sclerosis, a Phase 2 study in skin-predominant dermatomyositis, with a 12-month open-label extension study in dermatomyositis and another Phase 2 study in systemic lupus erythematosus planned to commence in the second quarter of 2017.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2016	2015
Collaboration revenue	$1,911,424	$648,382
Operating expenses:
Research and development	15,436,735	5,888,659
General and administrative	6,459,747	3,613,416
Total operating expenses	21,896,482	9,502,075
Operating loss	(19,985,058)	(8,853,693)
Other income (expense):
Interest income, net	477	977
Foreign currency exchange gain (loss)	(14,094)	1,977
Other income (loss), net	(13,617)	2,954
Net loss	$(19,998,675)	$(8,850,739)
Net loss per share, basic and diluted	$(0.49)	$(0.28)
Weighted average number of common shares outstanding, basic and diluted	41,137,518	31,350,145

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$14,992,257	$12,338,275
Restricted cash	150,000	—
Grants receivable	1,000,000	—
Stock subscriptions receivable	330,413	—
Prepaid expenses	930,261	376,515
Total current assets	17,402,931	12,714,790
Restricted cash	50,000	36,375
Property and equipment, net	435,251	124,138
Total assets	$17,888,182	$12,875,303
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$271,757	$162,019
Accounts payable	3,419,921	1,314,377
Accrued expenses	3,256,455	562,279
Deferred revenue, current	1,940,195	1,591,358
Deferred rent, current	10,263	—
Total current liabilities	8,898,591	3,630,033
Deferred revenue, noncurrent	—	260,260
Deferred rent, noncurrent	65,724	—
Other liabilities	4,632	—
Total liabilities	8,968,947	3,890,293
Commitments and Contingencies
Stockholders’ equity
Preferred Stock $0.0001 par value:10,000,000shares authorized, no shares issued andoutstanding at December 31, 2016 and 2015	—	—
Common stock, $0.0001 par value; 150,000,000shares authorized, 44,681,745 and 37,605,134shares issued and outstanding at December 31, 2016 and 2015	4,468	3,761
Additional paid-in capital	42,191,256	22,259,063
Accumulated deficit	(33,276,489)	(13,277,814)
Total stockholders’ equity	8,919,235	8,985,010
Total liabilities and stockholders’ equity	$17,888,182	$12,875,303

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.

###